Exhibit 10.2

GUESS?, INC.

WRITTEN DESCRIPTION OF PERFORMANCE-BASED CASH AND EQUITY

AWARD CRITERIA FOR NAMED EXECUTIVE OFFICERS

WITH RESPECT TO THE FISCAL YEAR ENDING FEBRUARY 2, 2008

Guess?, Inc. (the “Company”) maintains an annual executive compensation program, pursuant to which certain employees of the Company are eligible to receive cash bonuses and equity incentive awards, including stock options, restricted stock, restricted stock units and/or performance shares (“Equity Incentives”), upon achievement of pre-established performance goals.  Any Equity Incentives awarded under the executive compensation program will be granted pursuant to the terms of the existing Guess?, Inc. 2004 Equity Incentive Plan, previously approved by the shareholders of the Company on May 10, 2004 and filed April 14, 2004 as Exhibit A to the Company’s 2004 Definitive Proxy Statement, as amended (the “2004 Plan”).  Any cash bonuses awarded under the executive compensation program will be granted pursuant to the terms of the 2004 Plan or the existing Guess?, Inc. Annual Incentive Bonus Plan, previously approved by the shareholders of the Company on May 10, 2005 and filed April 15, 2005 as Appendix A to the Company’s 2005 Definitive Proxy Statement, as amended.

On March 19, 2007, the Compensation Committee of the Board of Directors of the Company established performance goals under the annual executive compensation program for the current fiscal year ending February 2, 2008 for its executive officers.  The performance goals vary by individual and are based on earnings per share of the Company or particular segments thereof, operating earnings by segment or, in certain cases, gross margins by segment.  The performance goals with respect to the individuals that may be designated as Named Executive Officers in the Company’s 2007 Proxy Statement are based on (i) for Paul Marciano, Chief Executive Officer, total Company earnings per share and licensing operating earnings, (ii) for Maurice Marciano, Chairman of the Board, Carlos Alberini, President and Chief Operating Officer, Dennis Secor, Senior Vice President and Chief Financial Officer, Michael Relich, Senior Vice President and Chief Information Officer, and Stephen Pearson, Executive Vice President and Chief Supply Chain Officer, total Company earnings per share, and (iii) for Nancy Shachtman, President of Wholesale, earnings per share for North American operations and North American wholesale gross margin (adjusted for specified direct expenses).  Upon achievement of such pre-established performance goals, incentive amounts will be payable in pre-established combinations of cash, stock options and restricted stock or performance shares.